Exhibit 10.1

LONG-TERM INCENTIVE CASH BONUS AGREEMENT

Purple Innovation, Inc.

Long-Term Incentive Cash Bonus Agreement

Purple Innovation, Inc., a Delaware corporation (the “Company“), hereby grants to Participant identified below the right to earn a cash bonus payment equal to the Target Amount specified below, as adjusted based on actual performance, subject to the terms and conditions contained in this Long-Term Incentive Agreement Cash Bonus Agreement (this “Agreement”).

1.	Name of Participant: Rob DeMartini

2.	Target Amount: $1,500,000

3.	Performance Period: January 1, 2025 through December 31, 2027 (the “Performance Period”).

4.	Performance Goals and % of Target Amount Earned: The performance measures and targets that will determine the amount earned under this Agreement, if any, will be based on cumulative Net Revenue (defined below), Adjusted EBITDA (defined below), and EBITDA margin for the Performance Period, in each case as set forth on the Performance Exhibit at the end of this Agreement. For purposes of this Agreement and the Performance Exhibit, “net revenue” and “adjusted EBITDA” shall mean the amounts for such performance measures reported by the Company on its Form 10-K for each year during the Performance Period; however, in determining whether “adjusted EBITDA” has attained one or more of the targets (threshold, target, stretch and maximum) set forth on the Performance Exhibit, the Board may in its sole discretion decide to impose additional or eliminate certain adjustments in the calculation adjusted EBITDA.

5.	Administration: The Company’s Board of Directors (the “Board”) has the sole and exclusive authority to make all determinations, interpretations and other decisions under or with respect to this Agreement, including, without limitation whether and to the extent the performance measures and targets for the Performance Period have been attained and any amount, if any, payable to the Participant under this Agreement. Any and all such determinations, interpretations and other decisions so made by the Board at any time shall be final, conclusive and binding on all persons or entities, including, without limitation, the Company, its affiliates and stockholders, the Participant and his or her spouse, beneficiaries, heirs and executors.

6.	Payment. The Board shall determine, and the Company shall pay, any amount earned by the Participant under this Agreement in the calendar year following the completion of the Performance Period as soon as practicable following the end of the Performance Period. The Participant shall not have a right to a payment greater than the amount approved by the Board, if any.

7.	Termination of Employment: Unless otherwise determined by the Board, in its sole discretion, a Participant shall have no right to receive a payment under this Agreement unless the Participant remains in the employ of the Company in good standing through and including the payment date. Notwithstanding the foregoing, in the event of a Change in Control, this employment requirement shall be deemed satisfied if the Participant remains employed by the Company until the date the transaction constituting a Change in Control (as defined below) is consummated.

8.	Adjustments for Extraordinary Transactions or Events; Change in Control

(a)	In the event of an acquisition, strategic transaction or other unusual, extraordinary or nonrecurring transaction or event (including but not limited to a Change in Control (as defined below)), the Board may in its sole discretion adjust one or more performance measures and/or targets as set forth on the Performance Exhibit at the end of this Agreement in such a manner as the Board determines in good faith to be equitable to reflect such transaction or event. Upon a Change in Control, if and to the extent the Board determines that the bonus is not earned and payable (after application of this subjection (a) and subsection (b) below), the unearned bonus is terminated and cancelled.

(b)	In addition to and notwithstanding subsection (a) above, in the event of a Change in Control (as defined below), the Company shall pay a bonus equal to the greater of:

(1)	the amount payable as if the cumulative Net Revenue, Adjusted EBITDA and EBITDA Margin performance measures for the Performance Period achieved threshold metrics (resulting in an amount payable equal to 50% of the Target Amount); or

(2)	the amount payable, as determined by the Board, based on actual performance, measured pro-rata for a performance period ending on the Change in Control, as compared to budgeted performance measure targets for the same pro-rated performance period.

(c)	For purposes of this Agreement, a “Change in Control” means (i) the acquisition by any person or “persons acting as a group” (as defined below) of capital stock of the Company representing more than 50% of the total voting power of outstanding capital stock of the Company; (ii) the consummation of a sale of all or substantially all of the assets of the Company to a third party; or (iii) the consummation of any merger, consolidation, reorganization, or business combination involving the Company in which, immediately after giving effect to such merger, less than a majority of the total voting power of outstanding stock of the surviving or resulting entity is then “beneficially owned” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in the aggregate by the stockholders of the Company, as applicable, immediately prior to such merger, consolidation, reorganization, or business combination. For the avoidance of doubt and notwithstanding anything herein to the contrary, in no event shall a transaction constitute a “Change in Control” if (x) its sole purpose is to change the state of the Company’s incorporation; or (y) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock (or assets), or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time or as a result of the same public offering, or purchase assets of the same corporation at the same time.

9.	Income Taxes: Participant is solely liable and responsible for any federal and state income or other taxes applicable upon any payment to Participant or other event under this Agreement, the Company has no duty or obligation to minimize the tax consequences of this grant, vesting or payment under this Agreement to the Participant and will not be liable to Participant for any adverse tax consequences to Participant in connection with this Agreement, and Participant acknowledges that he or she should consult Participant’s own tax advisor regarding the applicable tax consequences. In connection with the payment of any amount under this Agreement, the Company may withhold any amount it determines is necessary to satisfy any tax withholding obligation.

10.	Policies & Guidelines: Any amounts paid or payable under this Agreement shall be subject to all relevant Company policies, including but not limited to the Company’s clawback policy, as approved by the Board and as they may be amended from time to time.

11.	Restrictions on Transfer. Participant may not transfer or assign this Agreement or any rights represented by this Agreement for any reason. Any attempted transfer or assignment will be null and void.

12.	Unfunded, Unsecured Obligation. The Company’s obligations to Participant under this Agreement, if any, are unfunded and unsecured.

13.	Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

14.	Not an Employment Contract. Nothing in this Agreement shall confer upon Participant any right to continue in the Company’s employ or service nor limit in any way the Company’s right to terminate Participant’s employment at any time for any reason.

15.	Entire Agreement; Amendment; Waiver. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior discussions, agreements, commitments, or negotiations between the parties. Except as otherwise permitted by this Agreement, no modification of, or amendment to, this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the parties to this Agreement (which may be electronic). The failure by either party to enforce any rights under this Agreement will not be construed as a waiver of any rights of such party.

PURPLE INNOVATION, INC.

Agreed to and Accepted by:

/s/ Todd Vogensen
Todd Vogensen	Dated July 22. 2025
CFO

Agreed to and Accepted by:

/s/ Rob DeMartini
Rob DeMartini	Dated July 22. 2025

PERFORMANCE EXHIBIT

Measure	Weight		Threshold	Target	Stretch	Maximum
Performance (as a % of Target Net Revenue)			90%	100%	120%	145%
Net Revenue ($MM)	50%		$1,651.7	$1,835.2	$2,202.3	$2,657.9
Adjusted EBITDA ($MM)	50	%*	$96.8	$107.6	$144.3	$192.6
EBITDA Margin	**		5.86%	5.86%	6.55%	7.25%
Payout (as a % of Target Amount)			50%	100%	200%	400%

*	No payout will be made under either the Net Revenue or Adjusted EBITDA performance measures unless threshold Adjusted EBITDA of $98.6 million is achieved.

**	A minimum Adjusted EBITDA margin of 5.86% must be achieved to generate payouts above threshold under either the Net Revenue or Adjusted EBITDA performance measure.

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